Exhibit 3.3

CERTIFICATE OF DESIGNATIONS, PREFERNCES AND RIGHTS
OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
MOHEN, INC.

Mohen, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its Chairman, an authorized officer, does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation the Corporation (the “Charter”), as amended, and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the “Board”), by unanimous written consent, has duly adopted resolutions providing for the issuance of up to 12,000,000 share of Series A Convertible Preferred Stock at an initial issuance price of $0.50 per share (the “Original Issue Price”), and setting forth the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, the text of which resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Charter, there be, and hereby is, created out of the class of 12,000,000 shares of preferred stock of the Corporation authorized by Article Fourth of the Charter, a series of preferred stock of the Corporation with the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitation and restrictions:

1. Designation and Number of Shares. 12,000,000 shares of preferred stock, par value $.01 per share, are hereby designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

2. Dividends.

(a) The shares of Series A Preferred Stock shall not entitle the holders thereof to any dividends, except that, in the event that the Corporation shall at any time or from time to time declare or pay any dividend (other than a dividend payable in shares of Class A Common Stock) with respect to the Class A Common Stock, then the holders of Series A Preferred Stock shall be entitled to receive an equal per share dividend (calculated on an “as converted” basis based on the number of shares of Class A Common Stock into which the Series A Preferred Stock is then convertible), which shall be paid to the holders of Series A Preferred Stock simultaneously with the payment of such dividend to other shareholders.

3. Conversion Rights. Each Series A Holder shall have the right to convert all or any part of its Series A Preferred Stock into Class A Common Stock as follows:

(b) Optional Conversion. Subject to and upon compliance with the provisions of this Section 3, a Series A Holder shall have the right at such Series A Holder’s option, at any time or from time to time, to convert any of its shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing: (i) the Original Issue Price of such share of Series A Preferred Stock; by (ii) the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as defined in Section 3(b) below) upon the terms hereinafter set forth. The “Conversion Price” shall initially be equal to $0.50 and shall be subject to adjustment pursuant to Section 4.

(c) Mechanics of Conversion. Subject to Section 3(a), before any Series A Holder shall be entitled to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Series A Holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in Section 3(a) as the case may be, and such date is referred to herein as the “Conversion Date.” All Class A Common Stock which may be issued upon conversion of the Series A Preferred Stock will, upon issuance be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

(c) Automatic Conversion. Each outstanding share of Series A Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Class A Common Stock at the Conversion Price then in effect upon a Change of Control (as defined below) of the Corporation. “Change of Control” means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which the holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company) or (ii) the same or transfer of all or substantially all of the Company’s asset. Notwithstanding the forgoing, future transactions entered into by the Corporation solely for the purpose of raising capital shall not constitute a Change in Control.

4. Anti-Dilution Provisions. The Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events as follows:

(d) Consolidation, Merger or Sale. If any consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Class A Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Class A Common Stock, then provision shall be made, in accordance with this Section 4(a), whereby each Series A Holder shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Class A Common Stock into which the shares of Series A Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entitle purchasing or leasing such assets shall assume by written instrument: (i) the obligation to deliver to the Series A Holders such securities or assets as is, in accordance with the foregoing provisions, such Series A Holders may be entitled to receive; and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 4(a) shall similarly apply to successive mergers, sales, transfers or leases.

(e) Class A Common Stock Dividends, Subdivisions, Combinations, etc. In case the Corporation shall hereafter: (i) declare a dividend or make a distribution on its outstanding shares of capital stock (other than the Series A Preferred Stock) in shares of Class A Common Stock or in securities, option or other rights directly or indirectly exchangeable, exercisable or convertible for or into Class A Common Stock for no material consideration (collectively, “Derivative Securities”); (ii) subdivide or reclassify its outstanding shares of Class A Common Stock into a greater number of shares; or (iii) combine or reclassify its outstanding chares of Class A Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall be equal the price determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such action (assuming the full conversion or exercise for or into Class A Common Stock of any Derivative Securities outstanding prior to any dividend or distribution of the type referenced in clause (i)), and the denominator of which shall be the number of shares of Class A Common Stock outstanding after giving effect to such action (assuming the full conversion or exercise for or into Class A Common Stock of any Derivative Securities outstanding after giving effect to any dividend or distribution of the type referenced in clause (i)). Such adjustment shall be made successively whenever any event listed above shall occur. Notwithstanding the foregoing, in the event that any Derivative Securities that are issued in connection with a dividend or distribution of the type described in clause (i) expire prior to their exchange, exercise or conversion, in whole or in part, for or into Class A Common Stock, the Conversion Price shall be adjusted to equal the Conversion Price that would have been obtained using the above formula had the unexercised or unconverted portion of such Derivative Securities never been issued or distributed.

(f) In-Kind Dividends. In case the Corporation shall hereafter declare an in-kind dividend or make an in-kind distribution on its outstanding shares of capital stock (other than the Series A Preferred Stock) in the form an asset other than Derivative Securities, then provision shall be made whereby each Series A Holder shall thereafter have the right to receive, upon conversion into Class A Common Stock of such Series A Holder’s Series A Preferred Stock: (i) such securities or assets as would have been issued or distributed to such Series A Holder has such Series A Preferred Stock been converted into Class A Common Stock immediately prior to such in-kind dividend or distribution and (ii) all other cash or assets paid or issued as a dividend or distribution in respect of such asset between the date of such dividend or distribution and the Conversion Date of such Series A Preferred Stock. Such provision shall be made successively whenever any event listed above shall occur. The rights of the Series A Holders pursuant to this Section 4(c) shall be in addition to, and not in lieu of, their rights to receive Class A Common Stock upon Conversion of their Series A Preferred Stock pursuant to Section 3 and this Section 4.

(g) [Discounted Stock. In case the Corporation shall issue Covered Securities (as hereinafter defined) for consideration per share, or in the case of Derivative Securities, for an implicit price per share of Class A Common Stock (the “Discount Price”), that is less than the then-applicable Conversion Price (the “Reference Price”), the Conversion Price shall be adjusted immediately thereafter so that it shall be equal the price determined by multiplying: (i) the Conversion Price in effect immediately prior thereto; by (ii) a fraction, (A) the numerator of which shall be the sum of the number of shares of Class A Common Stock outstanding immediately prior to the issuance of such Covered Securities and the number of shares of Class A Common Stock which the aggregate consideration receive for the issuance of such Covered Securities would purchase at the Reference Price and (B) the denominator of which shall be the number of shares of Class A Common Stock outstanding immediately after the issuance of such Covered Securities (assuming the conversion to Class A Common Stock of all such Covered Securities that are Derivative Securities). Notwithstanding the foregoing, in the event that any such Covered Securities are Derivative Securities and such Derivative Securities expire prior to their exchange, exercise or conversion, in whole or in part, for or into Class A Common Stock, the Conversion Price shall be further adjusted to equal the Conversion Price that would have been obtained using the above formula ad the unexercised or unconverted portion of such Covered Securities never been issued. As used herein, the term “Covered Securities” shall mean any Class A Common Stock or Derivative Securities other than securities: (1) whose issuance would trigger an adjustment to the Conversion Price pursuant to any of Sections 4(a) through 4(c) above; (2) issued upon conversion of any Derivative Securities; (3) issued to employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to a stock option or stock ownership plan of the Corporation approved by the Board; (4) issued in connection with an acquisition or merger by the Corporation; (5) issued in connection with the exercise of options or warrants outstanding on the date hereof; (6) issued in connection with collaborative agreements or to a strategic investor in the Corporation approve by the Board; or (7) issued as additional consideration to a lessor or creditor of the Corporation in connection with a leasing or debt financing transaction.]

(h) Notice of Adjustment. Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly cause a notice setting forth the adjusted Conversion Price and adjusted number of shares of Class A Common Stock issuable upon exercise of each share of Series A Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustment, to be mailed to the Series A Holders at their last addresses appearing in the Corporation’s Share Register, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountant selected by the Board (who may be the regular accountant employed by the Corporation) to make any computation required by this Section 4, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

(i) Receipt of Securities Other than Class A Common Stock. In the event that at any time, as a result of an adjustment made pursuant to Section 4(a) above, the Holders of the Series A Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Class A Common Stock, thereafter the number of such other shares so receivable upon conversion of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Common Stock contained in Sections 4(a) through 4(e), inclusive, above.

3. Voting Rights. Except as expressly provided to the contrary herein or pursuant to applicable law, the Series a Holders shall be entitled to vote, together with the holders of Class A Common Stock and other voting securities as a single class, on all matters as to which holders of Class A Common Stock shall be entitled to vote, in the same manner and with the same effect as such Class A Common Stock holders. In any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Class A Common Stock into which each such share of Series A Preferred Stock is then convertible.

4. Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock pursuant to the terms hereof, such number of its shares of Class A Common Stock (or other shares or securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Class A Common Stock (or such other shares or securities) shall not be sufficient to affect the conversion of all then outstanding Series A Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Class A Common Stock (or such other shares or securities) to such number of shares as shall be sufficient for such purpose.

5. Miscellaneous.

(a) The Series A Preferred Stock may not be redeemed by the Corporation or the Series A Holders at any time. There is no sinking fund with respect to the Series A Preferred Stock.

(b) The shares of the Series A Preferred Stock shall not have any preferences, voting powers or relative, participating, option, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Charter.

(c) The holders of the Series A Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Class A Common Stock.

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IN WITNESS WHEREOF, Mohen, Inc. has caused this Certificate to be signed by its Chief Executive Officer, as of this __ day of July 2005, and such person hereby affirms under penalty of perjury that this Certificate is the act and deed of Mohen, Inc. and that the facts stated herein are true and correct.

MOHEN, INC.

By:	/s/ Joseph Mohen
Joseph Mohen
Chairman, an authorized officer

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